UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 5, 2021

SECOND SIGHT MEDICAL PRODUCTS, INC.
(Exact Name of Registrant as Specified in Its Charter)
California
(State or Other Jurisdiction of Incorporation)
001-36747	02-0692322
(Commission File Number)	(IRS Employer Identification No.)
13170 Telfair Ave. Sylmar, California 91342
(Address of Principal Executive Offices)

(818) 833-5000
(Registrant's Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ⎕

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ⎕

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	EYES	Nasdaq
Warrants	EYESW	Nasdaq

_____________________________________________________________________________________________

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Dean Baker to the board of directors and the audit committee of the board of directors, and appointment of Alexandra Larson to the board of directors.

On April 5, 2021 the board of directors of Second Sight Medical Products, Inc. (“Second Sight” or the “Company”) appointed Dean Baker to the board of directors and as a member of the audit committee of the board of directors, and Alexandra Larson to the board of directors.  The Company believes the appointment of Dr. Baker to the board and the audit committee addresses the Nasdaq deficiency discussed in item 8.01 below.  The Company's Board has determined that Dr. Baker qualifies as an independent director as defined under section 5605(a)(2) of the Nasdaq Listing Rules and as financial expert as defined under section 407 of Sarbanes-Oxley Act of 2002 as amended.

There is no family relationship between Dr. Baker and any of the Company's officers and directors. Dr. Baker was not appointed as a result of any arrangement or understanding between him and any other persons. Dr. Baker and the Company have not entered into any transaction, nor is any transaction proposed, which would require disclosure pursuant to Item 404(a) of Regulation S-K.

There is no family relationship between Ms. Larson and any of the Company's officers and directors. Ms. Larson was not appointed as a result of any arrangement or understanding between her and any other persons. Ms. Larson and the Company have not entered into any transaction, nor is any transaction proposed, which would require disclosure pursuant to Item 404(a) of Regulation S-K.  Ms. Larson is employed by an entity controlled by the Company’s chairman of the board.

On April 6, 2021, Second Sight Medical Products, Inc. (the “Company”) issued a press release entitled “Second Sight Medical Products Names Dean Baker and Alexandra Larson to its Board of Directors”.  The press release is attached to this report on form 8-K as exhibit 99.1.

Item 8.01	Other Events

Nasdaq Notice of Delisting due to non-compliance with the audit committee composition Rule and appointment of new independent director.

By letter dated April 5, 2021, Nasdaq notified the Company that it was subject to delisting for non-compliance with the audit committee composition rules, Listing Rules 5605(b)(1)(A) and 5605(c)(4), and had not cured the non-compliance within the period allowed by Nasdaq.  The Company was informed it could request a hearing to contest the determination, and that the Company would be delisted April 14, 2021, if it did not cure or request a hearing.  The Company believes that the appointment of Dean Baker to the board of directors and the audit committee cures the non-compliance.

Nasdaq Notice that Matthew Pfeffer is an Independent Director

By letter dated April 5, 2021, Nasdaq notified the Company that staff had determined that Matthew Pfeffer, after resigning as Acting CEO within one year of being appointed as an interim executive officer, is an independent director, in compliance with Listing Rule 5605(b)(1).

On April 6, 2021, Second Sight Medical Products, Inc. (the “Company”) issued a press release entitled “Second Sight Medical Products Names Dean Baker and Alexandra Larson to its Board of Directors”.  The press release is attached to this report on form 8-K as exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release “Second Sight Medical Products Names Dean Baker and Alexandra Larson to its Board of Directors” dated April 6, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2021

SECOND SIGHT MEDICAL PRODUCTS, INC.

/s/ Scott Dunbar

By: Scott Dunbar

Acting Chief Executive Officer